Exhibit (j)(3)

Custody Agreement

Account Identifying Information

Client Name:	Triangle Capital Corporation
Account Name:	Triangle Capital Corporation Custody Account
Effective Date:	January 26, 2012

Establishment

1.1 Appointment. Triangle Capital Corporation (“the Principal”) appoints Branch Banking and Trust Company (the “Bank”) as Custodian for certain assets of the Principal as the Principal may from time to time designate and transfer to the Bank (“the Custody Account”).

1.2 Acceptance. The Bank accepts the appointment as Custodian subject to the terms and conditions of this Agreement, and agrees to hold and administer the assets of the Custody Account and to execute this agreement in accordance with its provisions.

1.3 Distribution. The Bank will distribute so much of the Custody Account, including income and principal, as Principal may direct from time to time, subject to any fees due and owing to the Bank. The Bank will not be liable for any loss or penalty arising from the liquidation of any investment as a result of such distribution directions.

Investment Direction

2.1 No Bank Discretion. The Bank shall follow the written directions of the Principal regarding the investment or reinvestment of the Custody Account assets. In following such directions, the Bank shall be relieved of any fiduciary responsibility for the investments. In the absence of any directions from the Principal or any Investment Manager, the Bank is authorized to hold the Custody Account in its own money market fund.

2.2 Standard. In the exercise and performance of its powers and duties, the Bank shall act at all times with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims. The Principal acknowledges that no representation has been made by the Bank concerning the investment performance of the Account, and that the Account assets are not insured by the Bank or by any government agency.

2.3 Mutual Funds. If directed by the Principal, the Bank is specifically authorized to invest in mutual funds registered under the Investment Company Act of 1940, including mutual funds to which Bank or an affiliate provides investment management, custody or other services and for which it receives compensation, or with which it has in common officers, directors or employees.

Powers and Duties of the Custodian

3.1 General Powers. The Bank is authorized to perform acts incidental to its duties under this Agreement at the direction of the Principal, including without limitation the following authority:

a)	To vote or to refrain from voting any stock held in the Custody Account personally or by proxy and to delegate the Bank’s powers with respect to stock to a proxy.

b)	To exercise subscription, conversion and other rights and options and to make payments from the Custody Account in connection therewith.

c)	To take any action and to abstain from taking any action with respect to any reorganization, consolidation, merger, dissolution, recapitalization, refinancing and any other change affecting any property held as part of the Custody Account, and in connection therewith to delegate its powers and to pay assessments, subscriptions and other charges from the Custody Account.

d)	To employ agents, experts, and counsel, to delegate powers to, and rely upon information and advice furnished by, such agents, experts and counsel, and to compensate such agents, experts and counsel out of the Custody Account.

e)	From time to time to register any property in the name of its nominee or depository or in its own name or to hold it unregistered or in such form that title shall pass by delivery, provided that the records of the Bank shall at all times indicate the true ownership of such securities.

3.2 Records. The Bank shall keep accurate and detailed accounts of all investments, receipts, disbursements, distributions and other transactions. The Bank’s accounts shall be open to inspection and audit by the Principal or any authorized representative at all reasonable times during business hours.

3.3 Statements. The Bank will provide the Principal with a monthly summary of all income and principal transactions and, within a reasonable period of time after the end of the Principal’s fiscal year, an annual summary of such transactions and a statement of assets as of such fiscal year end. The Principal agrees that these accountings will be sufficient to comply with the rules and regulations regarding record keeping and confirmation requirements for securities transactions, and directs the Bank not to send notification of each individual transaction. When approved by the Principal, the Bank’s account shall be binding on the Principal, and the Bank will be released and discharged from any liability or accountability to anyone with respect to all matters set forth therein. Failure by the Principal to object in writing to any specific items in an account within 180 days after its delivery to the Principal will constitute approval of the account by the Principal.

3.4 Disclosure of Information. Pursuant to Securities and Exchange Commission Rule No. 14b-2(b) under the Securities Exchange Act of 1934, the Bank ☐ is authorized ☐ is not authorized to disclose the Principal’s name, address and security positions of current and future security holdings that may be held under this Agreement from time to time.

Administrative Provisions

4.1 Compensation. The Bank shall be entitled to such reasonable compensation for its services as may be agreed upon from time to time by the Principal and the Bank. The Bank shall be entitled to reimbursement for all expenses reasonably incurred by the Bank in the administration of the Custody Account. The Bank’s compensation and expenses shall be paid by the Principal or from the Custody Account as directed by the Principal, or if left unpaid by the Principal for a period of more than 45 days from the Custody Account. Fees received by the Bank (or an affiliate) for investment management, custody or other services provided to mutual funds in which the Custody Account is invested, or for other services not contemplated by this Agreement (such as acting as broker), shall be in addition to and not in lieu of fees for serving as Custodian.

4.2 Instructions. The Bank will be entitled to rely on and be protected in acting on instructions from the Principal whether received in writing, by facsimile transmission, by electronic transmission, by telephone, in person, or by other means reasonably believed by the Bank to be from the Principal. The Principal acknowledges that the Bank has authority not to execute any transaction that the Bank reasonably believes may violate applicable statutes and regulations or subject it to liability or loss.

4.3 Indemnification. The Principal will fully indemnify and save harmless the Bank, its successors and assigns, from any loss resulting from liability to which the Bank may be subject by reason of any act or conduct except for the Bank’s own willful misconduct or negligence in its capacity as Custodian, including all expenses reasonably incurred in its defense should the Principal fail to provide such defense. The Bank shall be under no duty to take any action other than as herein specified with respect to the Custody Account unless the Principal shall furnish the Bank with instructions in proper form; or to defend or engage in any suit with respect to the Custody Account unless the Bank shall have first agreed in writing to do so and shall have been fully indemnified to the satisfaction of the Bank.

4.4 Removal. The Bank may be removed by the Principal at any time upon written notice 30 days in advance of the removal. The Bank may resign as Custodian by filing with the Principal a written resignation, which shall take effect 30 days after the date of the filing, unless before that time a successor Custodian shall have been appointed by the Principal.

4.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties related to the Custody Account. The Bank shall have no duties whatsoever except as are specifically set forth as such in this Agreement, and no implied covenant or obligation will be read into this Agreement against the Bank.

4.6 Governing Law. The laws of the State of North Carolina will govern the interpretation and operation of this Agreement.

4.7 Amendment. This Agreement may be amended by a written agreement signed by both parties.

4.8 No Duty to Value Assets. The Bank will have no duty to value the assets held in the account, but will record asset values on the account records as directed in writing by the Principal. Said asset values will be reported on periodic statements provided by the Bank.

Principal:		Branch Banking and Trust Company

By:	/s/ Steven C. Lilly	By:	/s/ Roger Lieber
Name:	Steven C. Lilly	Name:	Roger Lieber
Title:	Chief Financial Officer	Title:	Senior Vice President
Date:	December 22, 2011	Date:	January 26, 2012

Schedule I

COMPANY AUTHORIZED REPRESENTATIVES

Name	Title
Garlandl S. Tucker, III	Chief Executive Officer

Steven C. Lilly	Chief Financial Officer

Brent P.W. Burgess	Chief Investment Officer

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